EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
(T) 605-988-1000	(T) 212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET REPORTS RESULTS
FOR FOURTH QUARTER AND FULL YEAR 2003

Q4 Revenue up 4.7% to $60.3 Million
- Digital Systems Deployed in 385,000 Rooms or 42% of Interactive Room Base -
- More than 994,000 Rooms Served Worldwide -

     SIOUX FALLS, SD, February 5, 2004 — LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported its 41st consecutive increase of comparative quarterly revenue, with an increase of 4.7% to $60.3 million in comparison to the fourth quarter of 2002. Operating income was $735,000 in the fourth quarter this year versus a $(1.1) million loss in the fourth quarter of 2002. Net loss in the fourth quarter of 2003 was $(7.9) million versus $(11.2) million in the fourth quarter of 2002. Long-term debt levels were flat at December 31, 2003 from the level existing as of June 30, 2003. For its fiscal year ended December 31, 2003, LodgeNet reported revenue of $250.1 million, an increase of 6.5% over 2002. LodgeNet also reported operating income of $6.5 million and a net loss of $35.1 million, or $(2.80) per common share for the year.

     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended December 31,

	2003	2002

Total revenue	$60,331	$57,621
Operating income (loss)	735	(1,060)
Operating income exclusive of depreciation and amortization	20,037	18,325
Net loss	(7,948)	(11,248)
Net loss per common share	$(0.63)	$(0.91)
Average shares outstanding	12,682,554	12,423,929

	Twelve Months Ended December 31,

	2003	2002

Total revenue	$250,149	$234,990
Operating income	6,500	5,975
Operating income exclusive of depreciation and amortization	84,959	81,893
Net loss	(35,052)	(29,126)
Net loss per common share	$(2.80)	$(2.35)
Average shares outstanding	12,512,725	12,378,678

-more-

LodgeNet Q4 2003 Earnings 2-2-2-2

     “Throughout 2003 we delivered a solid financial performance despite an occupancy-challenged lodging environment,” said Scott C. Petersen, LodgeNet President and CEO. “We were operating income positive in each of the four quarters, and delivered on our pledge of not increasing long-term debt levels during the second half of 2003 while continuing to substantially grow our business. We expanded our digital room base by 19% or 61,700 rooms during the second half of the year, and at year-end, total rooms served reached 994,000. Our new digital platform is now installed in 385,000 rooms, or 42% of our interactive room base. The digital system is operating very well, generating approximately 39% greater revenue than our traditional tape-based systems.”

     “We set quarterly records for revenue and gross profit, despite flat revenue per room results as compared to the fourth quarter of 2002,” said Gary H. Ritondaro, Senior Vice President and CFO. “These results were driven in part by our expanding digital room base, in part by an increase in gross profit margin — the first expansion in this metric in over seven quarters — and in part by our focus on operating costs. The capital investment per new digital room now stands at $391, a decrease of 8% from a year ago, and 7% below the cost of a tape-based room before the transition to our digital platform.”

     “Through the many features of our digital SigNETureTVsm system, we are delivering additional products for guests, which are driving hotel demand for our services and are expected to increase revenue and operating income over the long-term,” added Petersen. “Our goal in 2004 is to continue our room growth at a rate comparable to 2003, while maintaining our current debt levels. Lodging industry experts are forecasting improving occupancy trends for 2004, and we remain well positioned to benefit from the improving outlook.”

RESULTS FROM OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2003 VERSUS
THREE MONTHS ENDED DECEMBER 31, 2002

     Total revenue for the fourth quarter of 2003 was $60.3 million, an increase of $2.7 million, or 4.7%, compared to fourth quarter of 2002. Revenue from Guest Pay interactive services increased $2.6 million, or 4.6%, resulting from a 5.6% increase in average rooms in operation. On a per room basis, revenue decreased nominally to $21.29 per month in the fourth quarter of 2003 from $21.49 per month in the fourth quarter of 2002. Movie revenue per room decreased from $16.84 to $16.40, due to less compelling movie content during the quarter as compared to Q4 of 2002. Revenue per room from other interactive services increased 5.2%, from $4.65 per month in the fourth quarter of 2002 to $4.89 in the current year quarter. This increase was driven by the continued expansion of revenue from TV Internet, TV On-Demand, digital music, cable television programming, and other interactive TV services available through the digital system.

     Gross profit increased 6.2% to $34.0 million in the fourth quarter of 2003 compared to $32.0 million in the fourth quarter of 2002. The overall gross profit margin increased to 56.4% in the current quarter compared to 55.6% in the prior year quarter. The increase was attributable to decreased programming costs, driven by reduction in Nintendo® video game costs, offset by lower margins realized on the Company’s TV Internet service.

     Guest Pay operations expenses were $8.1 million in the fourth quarter of 2003 as compared to $8.0 million in the year earlier quarter. The nominal increase was primarily due to the 5.6% increase in average rooms in operation, offset by continued operating improvements in areas such as system repairs, tape duplication, and freight costs. As a percentage of revenue, Guest Pay operations expenses decreased to 13.4% in the fourth quarter of 2003 compared to 13.9% in the year earlier period. Per average installed room, Guest Pay operations expenses decreased to $2.93 per month in the fourth quarter of 2003 compared to $3.08 per month in the prior year quarter.

     Selling, general and administrative expenses increased by $235,000, from $5.7 million in the fourth quarter of 2002 to $5.9 million in the fourth quarter of 2003. As a percentage of revenue, SG&A remained flat at 9.8% for fourth quarter 2002 and 2003. Per average Guest Pay room, SG&A expenses decreased to $2.14 per month in the fourth quarter of 2003 compared to $2.18 per month in the prior year quarter.

     Depreciation and amortization expenses remained relatively flat at $19.3 million in the current year quarter versus $19.4 million in the fourth quarter of 2002. As a percentage of revenue, depreciation and amortization decreased to 32.0% in the fourth quarter of 2003 versus 33.6% in the fourth quarter of 2002.

LodgeNet Q4 2003 Earnings 3-3-3-3

     Interest expense increased nominally by $95,000 to $8.5 million versus $8.4 million in the fourth quarter of 2002. The average principal amount of long-term debt outstanding during the fourth quarter was approximately $364 million, at an average interest rate of 9.3%, as compared to an average principal amount outstanding of approximately $347 million, at an average interest rate of 9.7% in the prior-year quarter.

     As a result of factors previously described, the Company generated operating income of $735,000 in the fourth quarter of 2003, an increase of $1.8 million compared to an operating loss of $(1.1) million in the year earlier quarter. Operating income exclusive of depreciation and amortization increased 9.3% to $20.0 million this year compared to $18.3 million in the fourth quarter of 2002. The Company’s net loss improved by 29.5% to $(7.9) million as compared to $(11.2) million in the year earlier quarter.

     Cash provided by operating activities for the fourth quarter was $2.8 million while cash used for investing activities including growth or expansion-related capital was $11.6 million, resulting in a net change of $(8.8) million. As compared to the fourth quarter of 2002, cash provided by Operating Activities was $4.4 million while cash used for investing activities including growth or expansion-related capital was $15.0 million, resulting in a net change of $(10.6) million. The improvement from 2002 was driven by reductions in the Company’s cost per new room and selective deployment of certain product lines such as TV Internet and interactive video games. Cost per new installed room decreased 8.0% from an average of $425 per room in fourth quarter of 2002 to an average of $391 per room for the fourth quarter of 2003.

RESULTS FROM OPERATIONS
TWELVE MONTHS ENDED DECEMER 31, 2003 VERSUS
TWELVE MONTHS ENDED DECEMBER 31, 2002

     Total revenue for 2003 was $250.1 million, an increase of $15.2 million, or 6.5%, compared to 2002. The increase resulted from a 6.5% increase in average Guest Pay interactive rooms in operation, Guest Pay interactive revenue increased $17.5 million, or 7.7% over 2002. Revenue per Guest Pay room increased 1.1% to $22.59 per month in 2003 from $22.34 per month in the prior year despite an occupancy decline of 70 basis points from the previous year. Other interactive revenue per room increased 10.3%, from $4.57 per month in 2002 to $5.04 in the current year. This increase was a result of the continued expansion of revenue from TV Internet, TV On-Demand, digital music, cable television programming, and other interactive TV services available through the digital system.

     Gross profit increased 3.0% to $138.2 million in 2003 compared to $134.2 million in 2002. The overall gross profit margin decreased to 55.2% in the current year compared to 57.1% in 2002. The decrease was attributable to lower margins realized on the Company’s TV Internet service, higher hotel commissions directly related to the Company’s “pay for performance” program, which rewards hoteliers with higher commissions for greater sales, and increased programming costs.

     Guest Pay operations expenses were $31.6 million in 2003, an increase of 4.6% compared to the prior year. The increase was primarily due to the 6.5% increase in average rooms in operation, offset by continued operating improvements and efficiencies. As a percentage of revenue, Guest Pay operations expenses decreased to 12.6% in 2003 compared to 12.9% in the year earlier. Per average installed room, Guest Pay operations expenses decreased to $2.93 per month in 2003 compared to $2.98 per month in 2002.

     Selling, general and administrative expenses decreased by $462,000, from $22.1 million in 2002 to $21.6 million in 2003. The decrease was primarily due to reductions in fees and expenses related to litigation, offset by increases in payroll-related expenses. As a percentage of revenue, SG&A decreased to 8.7% compared to 9.4% for 2002. Per average Guest Pay room, SG&A expenses decreased to $2.01 per month in 2003 compared to $2.18 per month in the prior year.

     Depreciation and amortization expenses increased 3.3% to $78.5 million in the current year versus $75.9 million in 2002. The increase was attributable to the 6.5% increase in average rooms in operation and amortization of software developments and other intangibles, offset by fully depreciated assets. As a percentage of revenue, depreciation and amortization decreased to 31.4% in 2003 from 32.3% in 2002.

LodgeNet Q4 2003 Earnings 4-4-4-4

     Interest expense increased 3.6% to $34.2 million versus $33.0 million in 2002. The average principal amount of long-term debt outstanding during the year was approximately $361 million, at an average interest rate of 9.5%, as compared to an average principal amount outstanding of approximately $339 million, at an average interest rate of 9.8% in the prior-year.

     As a result of factors previously described, the Company generated operating income of $6.5 million in 2003, an increase of 8.8%, or $525,000, compared to operating income of $6.0 million in the year earlier. Operating income exclusive of depreciation and amortization increased $3.1 million to $85.0 million this year compared to $81.9 million in 2002. The Company’s net loss was $(35.1) million as compared to $(29.1) million in 2002; the increase primarily resulted from a $7.1 million cost for early retirement of the Company’s 10.25% Senior Notes in June of 2003.

     Cash provided by operating activities for 2003 was $48.6 million while cash used for investing activities including growth or expansion-related capital was $53.6 million, resulting in a net change of $(5.0) million. As compared to 2002, cash provided by Operating Activities was $43.8 million while cash used for investing activities including growth or expansion-related capital was $70.7 million, resulting in a net change of $(26.9) million. The improvement from 2002 was driven by reductions in the Company’s cost per new room and the number of rooms installed with and upgraded to the digital system. Cost per new installed room decreased 7.5% from an average of $438 per room in 2002 to an average of $405 per room during 2003.

2004 Outlook

     With regard to financial results for the first quarter of 2004, LodgeNet expects to report revenue of between $62.5 million and $66.5 million, resulting in $1.3 million to $3.3 million in operating income. Operating income exclusive of depreciation and amortization is expected to be $21.0 million to $23.0 million during the quarter. Net loss is expected to be $(6.9) million to $(4.9) million or a loss per share of $(0.54) to $(0.39) for the first quarter of 2004. With respect to the calendar year 2004, LodgeNet expects to report revenue in a range from $271.0 million to $278.0 million and operating income from $14.0 million to $17.0 million. Operating income exclusive of depreciation and amortization is expected to be $92.0 million to $95.0 million. Net loss is expected to be $(18.8) million to $(13.8) million or a loss per share of $(1.47) to $(1.08) for the full year 2004.

     The Company will hold a conference call on Thursday, February 5, 2004 at 4:00pm CST. The call is being webcast live over the Internet via ECI at http://www.calleci.com/conference/pub_cs.jsp. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.

About LodgeNet

     LodgeNet Entertainment Corporation (www.lodgenet.com) is the leading provider in the delivery of broadband, interactive services to the lodging industry, serving more hotels and guest rooms than any other provider in the world. These services include on-demand digital movies, digital music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As the largest company in the industry, LodgeNet provides service to nearly one million rooms including more than 957,000 interactive guest pay rooms in more than 5,800 hotel properties worldwide. More than 260 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

     This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and are subject to risks, uncertainties, and other factors that could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed in the foregoing sections, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, competition, programming availability and quality, technological developments, developmental difficulties and delays, relationships with clients and property owners, the availability of capital to finance growth, the impact of government regulations, and other factors detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.

(See attached financial and operational tables)

LodgeNet Q4 2003 Earnings 5-5-5-5

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Balance Sheets
(Dollar amounts in thousands, except share data)

	December 31,

	2003	2002

Assets
Current assets:
Cash and cash equivalents	$2,772	$1,107
Accounts receivable, net	28,150	28,373
Prepaid expenses and other	3,233	3,772

Total current assets	34,155	33,252
Property and equipment, net	227,037	243,656
Debt issuance costs, net	11,036	7,443
Intangible assets, net	8,270	12,042
Other assets	2,770	1,691

	$283,268	$298,084

Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities:
Accounts payable	$15,012	$12,812
Current maturities of long-term debt	8,638	9,320
Accrued expenses	12,697	12,977
Deferred revenue	3,918	3,371

Total current liabilities	40,265	38,480
Long-term debt	359,610	344,470
Other long-term liability	3,999	4,995
Derivative instruments	8,396	11,443

Total liabilities	412,270	399,388

Commitments and contingencies
Stockholders’ equity (deficiency):
Common stock, $.01 par value, 50,000,000 shares authorized; 12,722,267 and 12,431,149 shares outstanding at December 31, 2003 and 2002, respectively	127	124
Additional paid-in capital	155,163	153,363
Accumulated deficit	(276,567)	(241,515)
Accumulated other comprehensive loss	(7,725)	(13,276)

Total stockholders’ equity (deficiency)	(129,002)	(101,304)

	$283,268	$298,084

LodgeNet Q4 2003 Earnings 6-6-6-6

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations
(Dollar amounts in thousands, except share data)

	Years Ended December 31,

	2003	2002	2001

Revenues:
Guest Pay	$243,732	$226,238	$206,001
Other	6,417	8,752	10,894

Total revenues	250,149	234,990	216,895

Direct costs:
Guest Pay	108,916	96,043	85,288
Other	3,031	4,739	6,802

Total direct costs (exclusive of other operating expenses shown separately below)	111,947	100,782	92,090

Gross profit (exclusive of other operating expenses shown separately below)	138,202	134,208	124,805

Operating expenses:
Guest Pay operations	31,597	30,207	28,698
Selling, general and administrative	21,646	22,108	20,979
Depreciation and amortization	78,459	75,918	66,008

Total operating expenses	131,702	128,233	115,685

Operating income	6,500	5,975	9,120
Investment gains (losses)	250	872	(2,790)
Litigation settlements	—	(2,700)	—
Loss on early retirement of debt	(7,061)	—	(2,091)
Interest expense	(34,239)	(33,037)	(30,306)
Other income (expense), net	(43)	314	348

Loss before income taxes	(34,593)	(28,576)	(25,719)
Provision for income taxes	(459)	(550)	(689)
Net loss	$(35,052)	$(29,126)	$(26,408)

Net loss per common share (basic and diluted)	$(2.80)	$(2.35)	$(2.16)

Weighted average shares outstanding (basic and diluted)	12,512,725	12,378,678	12,248,301

LodgeNet Q4 2003 Earnings 7-7-7-7

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Dollar amounts in thousands)

	Years Ended December 31,

	2003	2002	2001

Operating activities:
Net loss	$(35,052)	$(29,126)	$(26,408)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	78,459	75,918	66,008
Investment (gains) losses	(250)	(872)	2,790
Loss on early retirement of debt	2,477	—	2,091
Change in operating assets and liabilities:
Accounts receivable	499	(1,684)	(212)
Prepaid expenses and other	580	(844)	1,080
Accounts payable	2,120	(1,694)	1,435
Accrued expenses and deferred revenue	(162)	2,208	(86)
Other	(108)	(137)	(221)

Net cash provided by operating activities	48,563	43,769	46,477

Investing activities:
Property and equipment additions	(52,868)	(72,115)	(78,386)
Proceeds from sale of investments	—	—	1,393
Note receivable advances	(1,000)	—	—
Proceeds from (investments in) affiliates, net	250	1,407	(1,002)

Net cash used for investing activities	(53,618)	(70,708)	(77,995)

Financing activities:
Proceeds from long-term debt	200,000	—	150,000
Repayment of long-term debt	(158,301)	(7,542)	(81,428)
Payment of capital lease obligations	(1,052)	(707)	(498)
Borrowings under revolving credit facility	30,500	40,000	27,000
Repayments of revolving credit facility	(57,500)	(6,000)	(61,000)
Debt issuance costs	(7,902)	(269)	(5,829)
Exercise of stock options	1,402	1,031	794
Change in other long-term liability	(779)	—	—

Net cash provided by financing activities	6,368	26,513	29,039

Effect of exchange rates on cash	352	5	(52)

Increase (decrease) in cash and cash equivalents	1,665	(421)	(2,531)
Cash and cash equivalents at beginning of period	1,107	1,528	4,059

Cash and cash equivalents at end of period	$2,772	$1,107	$1,528

LodgeNet Q4 2003 Earnings 8-8-8-8

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations
(Dollar amounts in thousands, except share data)

	Three Months Ended
	December 31,

	2003	2002

Revenues:
Guest Pay	$58,611	$56,012
Other	1,720	1,609

Total revenues	60,331	57,621

Direct costs:
Guest Pay	25,462	24,791
Other	849	800

Total direct costs (exclusive of other operating expenses shown separately below)	26,311	25,591

Gross profit (exclusive of other operating expenses shown separately below)	34,020	32,030

Operating expenses:
Guest Pay operations	8,079	8,036
Selling, general and administrative	5,904	5,669
Depreciation and amortization	19,302	19,385

Total operating expenses	33,285	33,090

Operating income (loss)	735	(1,060)
Investment gains	—	120
Litigation settlements	—	(1,885)
Interest expense	(8,474)	(8,379)
Other income (expense), net	(95)	79

Loss before income taxes	(7,834)	(11,125)
Provision for income taxes	(114)	(123)

Net loss	$(7,948)	$(11,248)

Net loss per common share (basic and diluted)	$(0.63)	$(0.91)

Weighted average shares outstanding share (basic and diluted)	12,682,554	12,423,929

LodgeNet Q4 2003 Earnings 9-9-9-9

LodgeNet Entertainment Corporation and Subsidiaries
Five Quarter Summary

	4th Qtr '03	3rd Qtr '03	2nd Qtr '03	1st Qtr '03	4th Qtr '02

Room Base Statistics
Total Rooms Served [1]	994,127	983,158	971,503	962,852	952,673
Total Guest Pay Interactive Rooms [2]	924,643	913,118	899,773	889,776	876,348
Total Digital Rooms [3]	385,426	356,419	323,685	297,592	265,097
Percent of Total GP Interactive Rooms	41.7%	39.0%	36.0%	33.4%	30.3%
Guest Pay Per Room Statistics (per month)
Movie Revenue	$16.40	$18.99	$17.73	$17.12	$16.84
Other Interactive Service Revenue	4.89	5.43	5.02	4.77	4.65

Total Guest Pay Revenue Per Room	$21.29	$24.42	$22.75	$21.89	$21.49
Guest Pay Operations Expense	$2.93	$2.98	$2.91	$2.88	$3.08
Summary Operating Results
(Dollar amounts in thousands)
Total Revenue	$60,331	$67,768	$62,404	$59,646	$57,621
Gross Profit (exclusive of other operating expenses)	$34,020	$36,659	$34,473	$33,050	$32,030
Operating Income (exclusive of Depreciation and Amortization)	$20,037	$23,121	$21,789	$20,012	$18,325
Operating Income (Loss)	$735	$3,674	$2,056	$35	$(1,060)
Loss on Early Retirement of Debt	$—	$—	$(7,061)	$—	$—
Net Loss	$(7,948)	$(5,429)	$(13,256)	$(8,419)	$(11,248)
Cash Provided by Operating Activities	$2,823	$19,979	$8,192	$17,569	$4,400
Cash Used for Investing Activities	$11,563	$13,006	$11,869	$17,180	$15,021
Gross Profit Margin	56.4%	54.1%	55.2%	55.4%	55.6%
SG&A as Percent of Total Revenue	9.8%	8.0%	7.8%	9.1%	9.8%
Operating Income (Loss) Margin	1.2%	5.4%	3.3%	0.1%	(1.8)%

1 Total rooms served represents rooms receiving one or more of the Company’s services including rooms served by international licensees.

2 Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services. This number represents domestic Guest Pay Interactive Rooms.

3 Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.